STATE OF DELAWARE
                                                           SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 10/27/1998
                                                          981413082 - 2957660



                          CERTIFICATE OF INCORPORATION
                                       OF
                        WORLD WIDE YACHT DELIVERIES, INC.



     FIRST. The name of this corporation shall be:

                        WORLD WIDE YACHT DELIVERIES, INC.

     SECOND. Its registered office in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805, and its registered agent at such address is THE COMPANY CORPORATION.

     THIRD. The purpose or purposes of the corporation shall be: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH. The total number of shares of stock which this corporation is authorized to issue is:

     Ten Million (10,000,000) shares with a par value of one tenth of one cent (One Mil) ($0.001) per share, amounting to Ten Thousand Dollars ($10,000.00).

     FIFTH. The name and mailing address of the incorporator is as follows:

                  Chennell Mowbray
                  The Company Corporation
                  1013 Centre Road
                  Wilmington, DE 19805


     SIXTH. The Board of Directors shall have the power to adopt, amend or repeal the by-laws.


     IN WITNESS WHEREOF, The undersigned, being the incorporator hereinafter named, has executed, signed and acknowledged this certificate of incorporation this twenty-seventh day of October, A.D. 1998.


                                                        /s/Chennell Mowbray
                                                        Chennell Mowbray
                                                        Incorporator